Exhibit 99.4

Consent to be Named as a Director

In connection with the filing by Monterey Capital Acquisition Corporation of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Monterey Capital Acquisition Corporation following the consummation of the business combination, which will be renamed “ConnectM Technology Solutions, Inc.” I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: March 25, 2024

Stephen Markscheid

/s/ Stephen Markscheid
Signature